Exhibit 5.1

December 18, 2009
American Oil & Gas Inc.
1050 17th Street, Suite 2400
Denver, CO 80265
Re:	Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as counsel to American Oil & Gas Inc., a Nevada corporation (the “Corporation”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”), of a prospectus supplement, dated December 18, 2009 (the “Prospectus Supplement”), to the prospectus dated May 4, 2009 (the “Base Prospectus”, and together with the Prospectus Supplement, the “Prospectus”), included as part of the Registration Statement (File No. 333-155810) on Form S-3 (the “Registration Statement”) filed by the Corporation under the Securities Act. The Prospectus relates to the offering by the Corporation of up to 9,000,000 shares of common stock, $0.001 par value per share (the “Common Stock”), of the Corporation. The shares will be sold pursuant to stock purchase agreements dated December 17, 2009 (collectively, the “Purchase Agreements”).
We have examined such documents and records as we deemed appropriate, including the following:
(i)	The Registrant’s Articles of Incorporation, as amended.

(ii)	The Registrant’s Bylaws.

(iii)	Resolutions duly adopted by the Board of Directors of the Registrant authorizing the Common Stock offering.

(iv)	The Registration Statement and exhibits thereto.

(v)	The Base Prospectus.

(vi)	The Prospectus Supplement.

(vii)	The Purchase Agreements.
     In the course of our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Corporation, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity, binding effect and enforceability thereof on such parties.

American Oil & Gas Inc.
December 18, 2009

     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:
The shares, when issued and delivered by the Corporation against payment therefore in accordance with the Purchase Agreements, will be validly issued, fully paid and non-assessable.
     We express no opinion as to the laws of any jurisdiction other than the State of Nevada. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” contained in the Prospectus included therein.

Very truly yours,
/s/ Patton Boggs LLP